As filed with the Securities and Exchange Commission on Septemter 25, 1995
                            Registration No. 33-____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             _____________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             _____________________
                               WESTWOOD ONE, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                                 95-3980449
    (State or other jurisdiction                               (I.R.S. Employer
   of incorporation or organization)                         Identification No.)

                           9540 Washington Boulevard
                         Culver City, California 90232
                           Telephone: (310) 204-5000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 FARID SULEMAN
                            Chief Financial Officer
                           9540 Washington Boulevard
                         Culver City, California 90232
                           Telephone: (310) 204-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as exercise notices are received.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __
      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. __

                        CALCULATION OF REGISTRATION FEE


                                               Proposed         Proposed
     Title of each class                        maximum          maximum        Amount of
       of securities          Amount to be   offering price      aggregate      registration
       to be registered        registered       per unit       offering price       fee

- ---------------------------------------------------------------------------------------------
     Common Stock             2,549,398           $17.25       $43,977,115      $15,165
=============================================================================================

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               WESTWOOD ONE, INC.
                                     ______

                             Cross-Reference Sheet
                   (Between Items of Form S-3 and Prospectus)

                                     ______

Form S-3 Item and Caption                                              Prospectus Captions
- -------------------------                                              -------------------
1.       Forepart of Registration Statement                            Front Cover Page
         and Outside Front Cover Page of
         Prospectus

2.       Inside Front and Outside Back                                 Available Information;
         Cover Pages of Prospectus                                     Incorporation of Certain Documents
                                                                       by Reference; Table of Contents

3.       Summary Information, Risk Factors and                         Prospectus Summary
         Ratio of Earnings to Fixed Charges

4.       Use of Proceeds                                               Use of Proceeds

5.       Determination of Offering Price                               Not Applicable

6.       Dilution                                                      Not Applicable

7.       Selling Security Holders                                      Not Applicable

8.       Plan of Distribution                                          Front Cover Page

9.       Description of Securities to be                               Description of Capital Stock
         Registered

10.      Interests of Named Experts                                    Legal Matters
         and Counsel

11.      Material Changes                                              Not Applicable

12.      Incorporation of Certain                                      Incorporation of Certain
         Information by Reference                                      Documents by Reference

13.      Disclosure of Commission                                      Not Applicable
         Position on Indemnification
         for Securities Act Liabilities

PROSPECTUS

                        2,549,398 Shares of Common Stock


                               WESTWOOD ONE, INC

     This Prospectus relates to the issuance and sale by Westwood One, Inc. (the "Company"), from the date hereof through and including September 4, 1997, of up to 2,549,398 shares of its Common Stock, par value of $ .01, (the "Common Stock") from time to time upon the exercise of its currently outstanding Seven Year Common Stock Purchase Warrants (the "Warrants"), (CUSIP 961815-11-5; symbol: WONEW). The Warrants are exercisable for the purchase of an equal number of shares of Common Stock at $17.25 per share (the "Warrant Price") and expire on September 4, 1997. The Warrant Price is subject to adjustment if certain events occur, as more fully described herein.

     The Common Stock is traded on the NASDAQ National Market System. The last sales price of the Common Stock on September 22, 1995 was $16.625 per share.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.




                                                                 Underwriting
                                                  Price to       Discounts and        Proceeds
                                                   Public          Commission       to Company (1)

Per Share.....................................     $17.25             N/A              $17.25
Total (1)..................................... $43,977,115            N/A           $43,997,115


(1) Before deducting expenses payable by the Company estimated at $ 50,000:


             The date of this Prospectus is September ______, 1995

                                   PROSPECTUS

                               TABLE OF CONTENTS




Available Information.........................................................3

Incorporation of Certain Documents by Reference...............................3

Prospectus Summary

The Company...................................................................4

Risk Factors..................................................................5

Capitalization................................................................6

Selected Financial Data.......................................................7

Use of Proceeds...............................................................8

Price Range of Common Stock...................................................8

Description of Warrants.......................................................9

Description of Capital Stock..................................................10

Legal Matters.................................................................11

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents have been filed with the Commission pursuant to the Exchange Act and are incorporated by reference into this Prospectus and made a part hereof:

       (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and,
      (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be a part hereof and thereof from the respective dates of filing of such documents, provided, however, that the Report of the Compensation Committee and the Performance Graph contained in any Proxy Statement of the Company shall not be so deemed incorporated by reference. Any statement contained in a document incorporated or deemed incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Westwood One, Inc., 9540 Washington Boulevard, Culver City, CA 90232, Attention: Investor Relations (telephone (310) 840-4313).

                               PROSPECTUS SUMMARY

      This summary is qualified in its entirety by the detailed information and financial statements and notes thereto appearing elsewhere or incorporated by reference in this Prospectus.

                                  THE COMPANY

      Westwood One, Inc. (the "Company" or "Westwood One") is the leading producer and distributor of nationally sponsored radio programs and is the nation's second largest radio network.
      The Company's principal source of revenue is selling radio time to advertisers through one of its two operating divisions: Westwood One Radio Networks and Westwood One Entertainment (the "Divisions"). The Company generates revenue principally by its Divisions entering into radio station affiliation agreements to obtain audience and commercial spots and then selling the spots to national advertisers. The Company is strategically positioned to provide a broad range of programming and services which both deliver audience to advertisers and news, talk, sports, and entertainment programs to radio stations.
      Westwood One Radio Networks offers radio stations three traditional news services, CNN Radio, NBC Radio Network and the Mutual Broadcasting System, plus youth-oriented network news and entertainment programming from The Source, in addition to eight 24-hour satellite-delivered continuous play music formats and weekday and weekend news and entertainment features and programs.
      Westwood One Entertainment produces music, sports, talk and special event programming. These programs include: countdown shows; music and interview programs; live concert broadcasts; major sporting events (principally covering the NFL, Notre Dame football and other college football and basketball games); live, personality intensive talk shows; and exclusive satellite simulcasts with HBO and other cable networks.
      The Company's programs are broadcast in every radio market in the United States measured by The Arbitron Ratings Company ("Arbitron"), the leading rating service, as well as being broadcast internationally.
      Westwood One, through its Divisions, enables national advertisers to purchase advertising time and to have their commercial messages broadcast on radio stations throughout the United States, reaching demographically defined listening audiences. The Company delivers both of the major demographic groups targeted by national advertisers: the 25 to 54-year-old adult market and the 12 to 34-year-old youth market. The Company currently sells advertising time to over 300 national advertisers, including each of the 25 largest network radio advertisers. Radio stations are able to obtain quality programming from Westwood One to meet their objective of attracting larger listening audiences and increasing local advertising revenue. Westwood One, through the development of internal programming as well as through acquisitions, has developed an extensive tape library of previously aired programs, interviews, live concert performances, news, and special events. The Company uses its library as a major source of new programming, enhancing the Company's future programming and revenue generating capabilities.
      Westwood One was originally incorporated in California in 1974 and, pursuant to a reorganization approved by its stockholders, was reincorporated in Delaware on July 10, 1985. The Company's principal offices are located at 9540 Washington Blvd., Culver City, California 90232 and its telephone number is
(310) 204-5000.

                                  RISK FACTORS


                  IN ADDITION TO THE OTHER INFORMATION PROVIDED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY BEFORE PURCHASING THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

                  RISKS ASSOCIATED WITH THE MANAGEMENT AGREEMENT. Mel Karmazin and Farid Suleman serve as the Chief Executive Officer and Chief Financial Officer, respectively, of the Company pursuant to the Company's Management Agreement with Infinity Broadcasting Corporation ("Infinity"). The agreement expires in February 1999 and there can be no assurance that the parties will agree to an extension. Moreover, termination of the agreement by the Company for other than Cause (which is narrowly defined in the agreement) could have a material adverse impact on the financial condition of the Company in that the Company would remain liable for payment of the annual base management fee of $2,000,000 for the five-year term of the agreement and the cash incentive compensation, if any, payable in the fiscal year of termination, and certain warrants to purchase Common Stock held by a subsidiary of Infinity would immediately vest. Also, under the agreement, if Mr. Karmazin ceases to hold a senior managerial position with Infinity or any affiliate during the term of the agreement, he will cease to be the Company's Chief Executive Officer, and if Mr. Suleman ceases to be Chief Financial Officer of Infinity, he will cease to be Chief Financial Officer of the Company. There can be no assurance that Messrs. Karmazin or Suleman will remain in such positions during the term of the agreement, and the foregoing would not constitute grounds for termination of the agreement for "Cause" and thus would not permit the Company to terminate the agreement without remaining liable for the termination fees.

                  RISKS ASSOCIATED WITH THE NATIONAL RADIO ADVERTISING MARKET. Although the Company has experienced revenue growth since its acquisition of Unistar in February 1994, continued revenue growth depends in part on growth of the national radio advertising market, of which there can be no assurance.

                                 CAPITALIZATION

      The following table sets forth the consolidated capitalization of the Company at June 30, 1995 and as adjusted to reflect the issuance of 2,549,398 shares of Common Stock as a result of this offering:

($ in thousands, except per share amounts)



                                                                                                      Actual
                                                                                                      ------

Long-term Debt (1) .................................................................                $107,943
                                                                                                    --------
Shareholders' equity:
      Preferred Stock, $.01 par value, 10,000,000
         shares authorized; no shares outstanding ..................................                   --
      Common Stock, $.01 par value, 117,000,000
         shares authorized; 31,206,402 shares
         outstanding (2) (3) .......................................................                    312
      Class B Stock, $.01 par value, 3,000,000
         shares authorized; 351,733 outstanding ....................................                      4
      Additional paid in capital ...................................................                161,093
      Accumulated deficit ..........................................................                (62,841)
                                                                                                    --------
                                                                                                     98,568
      Less treasury stock, at cost; 101,500 share ..................................                 (1,447)
                                                                                                    --------
         Total shareholders' equity ................................................                 97,121
                                                                                                    --------
                Total capitalization ...............................................               $205,064
                                                                                                   ========

________
(1) - Includes $15,443 principal amount of 6 3/4% Convertible Subordinated Debentures due 2011, convertible into shares of the Company's Common Stock at a conversion price of $24.583 per share, subject to adjustment under certain circumstances.
(2) - An aggregate of 4,800,000 shares are reserved for issuance under the Company's stock option plan. Options to acquire 3,162,250 shares have been granted, of which options to acquire 396,625 shares are currently exercisable and options to acquire 1,772,875 shares have been exercised. Shares outstanding do not include 75,000 shares issuable upon the exercise of options granted pursuant to an employment agreement with the Company's Chairman of the Board.
(3) - Does not include 4,500,000 shares issuable upon exercise of warrants held by a subsidiary of Infinity. Warrants covering 2,000,000 of such shares are currently exercisable.


                            SELECTED FINANCIAL DATA

         The  following  selected  financial   information  should  be  read  in
conjunction with the consolidated financial statements and financial information incorporated by reference in this Prospectus.

                                                                                   FISCAL YEAR ENDED

                                        Unaudited               --------------------------------------------------------------------
                                                                                                 November 30,
                                      Six Months Ended June 30,    Dec 31, ---------------------------------------------------------
                                      -------------------------
                                        1995         1994        1994           1993           1992           1991          1990
                                        ----         ----        ----           ----           ----           ----          ----
NET REVENUES                          $68,979      $62,203    $136,340        $84,014        $86,376        $93,170       $92,389
DEPRECIATION & AMORTIZATION             6,751        8,960      18,160         16,384         19,661         22,055        22,856
OPERATING INCOME (LOSS)                 6,783       (1,281)      5,982         (2,191)       (18,700)        (5,931)       (9,309)
INCOME (LOSS) FROM                      1,743       (5,233)     (2,730)        (8,682)       (21,397)       (10,004)      (12,915)
      CONTINUING OPERATIONS
(LOSS) FROM DISCONTINUED                  --           --          --         (15,227)        (2,721)        (6,778)       (5,260)
      OPERATIONS
INCOME (LOSS) BEFORE EXTRA-             1,743       (5,233)     (2,730)       (23,909)       (24,118)       (16,782)      (18,175)
      ORDINARY ITEM
EXTRAORDINARY GAIN (LOSS)                  --         (590)       (590)            --             --         25,618            --
NET INCOME (LOSS)                      $1,743      ($5,823)    ($3,320)      ($23,909)      ($24,118)        $8,836      ($18,175)
INCOME (LOSS) PER SHARE
   Primary:
       Continuing Operations           $  .05       ($ .19)     ($ .09)        ($ .57)        ($1.44)        ($ .67)       ($ .89)
       Discontinued Operations             --           --          --         ( 1.01)      (    .18)       (   .46)      (   .36)
                                      --------     --------    --------       --------       --------       --------      --------
Income (Loss) Before Extraordinary
Item                                      .05      (   .19)    (   .09)       (  1.58)       (  1.62)       (  1.13)     (   1.25)
Extraordinary Item                         --      (   .02)    (   .02)            --             --           1.73            --
                                      --------     --------    --------       --------       --------       --------      --------
Net Income (Loss)                      $  .05       ($ .21)     ($ .11)       ($ 1.58)       ($ 1.62)       $   .60      ($  1.25)

Fully diluted:
       Continuing Operations           $  .05       ($ .19)     ($ .09)        ($ .57)        ($1.44)        ($ .30)       ($ .89)
       Discontinued Operations             --           --          --         ( 1.01)      (    .18)       (   .28)      (   .36)
                                      --------     --------    --------       --------       --------       --------      --------
(Loss) Before Extraordinary Item          .05      (   .19)    (   .09)       (  1.58)       (  1.62)       (   .58)     (   1.25)
Extraordinary Item                         --      (   .02)    (   .02)            --             --           1.06            --
                                      --------     --------    --------       --------       --------       --------      --------
      Net Income Loss                  $  .05       ($ .21)     ($ .11)       ($ 1.58)       ($ 1.62)       $   .48      ($  1.25)
                                      ========     ========    ========       ========       ========       ========     =========

BALANCE SHEET DATA AT:
                                                                                   November 30,
                                      June 30, 1995     Dec 31, --------------------------------------------------------------
                                        (Unaudited)      1994           1993           1992           1991            1990
                                      -------------     -------         ----           ----           ----            ----

CURRENT ASSETS                            $41,499       $46,157        $32,987        $51,091        $46,126         $54,312
WORKING CAPITAL                             6,701         7,685         (1,503)       (11,942)        10,200          28,676
TOTAL ASSETS                              249,528       260,112        152,067        295,740        322,561         343,783
LONG-TERM DEBT                            107,943       115,443         51,943        146,622        169,083         214,342
TOTAL SHAREHOLDERS' EQUITY                 97,121        95,454         55,151         75,204         98,765          89,496

_________________________________

Effective December 1, 1993,  the Company  changed its method of  accounting  for capitalized station affiliation agreements to expense the costs as incurred. The effect of this change in accounting method does not materially affect the comparability of the information reflected herein.
Results for the year ended  December 31, 1994 include  Unistar  Radio  Networks,
     Inc. from the time it was acquired in February 1994.
No cash dividend was paid on the Company's common stock during the periods presented above.

                                USE OF PROCEEDS


     The maximum net proceeds to be received by the Company from the Common Stock offered hereby are estimated to be approximately $43,977,000. The Company currently intends to use such proceeds for general corporate purposes, repayment of debt or Common Stock repurchases. As there is no assurance that any or all of the Warrants will be exercised, the Company is unable to predict the amount to be used for each such purpose.

                          PRICE RANGE OF COMMON STOCK

      The Company's Common Stock has been traded in the over-the-counter market under the NASDAQ symbol WONE since the Company's initial public offering on April 24, 1984. The following table sets forth the range of high and low last sales prices on the NASDAQ /National Market System, as reported by NASDAQ, for the Common Stock for the calendar quarters indicated.


  1993                                  High                       Low
First Quarter...........................2 5/8                     1 19/32
Second Quarter..........................3 1/16                     2 3/8
Third Quarter...........................3 1/8                      2 3/8
Fourth Quarter..........................9 1/4                      2 9/16

  1994
First Quarter...........................10 1/2                      7 5/8
Second Quarter.......................... 8 7/8                      7 1/8
Third Quarter...........................1 13/8                     7 11/16
Fourth Quarter..........................11 1/4                      7 5/8

  1995
First Quarter...........................13 1/8                      9 3/4
Second Quarter..........................15 1/8                     12 1/8
Third Quarter (thru 9/22)...............19 3/8                     14 3/4


     On September 22, 1995 the last sale price of the Common Stock as reported on the NASDAQ National Market System was $16.625 per share. The current policy of the Company's Board of Directors is to retain earnings for expansion and development of the Company's business.

                            DESCRIPTION OF WARRANTS


Warrants

     The Company currently has 2,549,398 Seven Year Common Stock Purchase Warrants (the "Warrants") outstanding. The Warrants are exercisable for the purchase of an equal number of shares of Common Stock. The Warrants are exercisable at $17.25 per share and expire at 5:00 PM Los Angeles time on September 4, 1997. Under the terms of the Warrant, if, during any twenty-day trading period, occuring between September 5, 1995 and September 4, 1997, the average volume weighted closing price of the Common Stock is below $5 per share, then each Warrant then outstanding shall be redeemed from its then current owner by the Company at a price of $1 in cash per Warrant. Within the term of the exercisability of the Warrants, upon an acquisition, merger, buy-out or similar transaction in which the Company is not the surviving entity, or upon a "going private" transaction by the Company within that period, the surviving entity shall be required to redeem all of the Warrants at a price of $1 in cash per Warrant. Said Redemption shall be completed within 45 days of the occurrence of the requiring redemption event, after which redemption, the Warrants shall be canceled. The Warrant Price is subject to adjustment based on (a) dividends or distributions in Common Stock or subdivisions, reclassifications or combinations of the outstanding shares of Common Stock; (b) the issuance of warrants or rights to all holders of Common Stock to purchase Common Stock at less than 85% of Current Market Price (as defined); or (c) the distribution by the Company to all holders of its Common Stock of shares of (i) another class of stock, (ii) evidences of its indebtedness, (iii) assets (other than cash distributions and distributions described in (a) above), or (iv) rights or warrants to acquire securities of the Company (other than those described in (b) above).

Transfer Agent and Registrar

      The transfer agent and registrar for the Company's Warrants is the Registrar and Transfer Company.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

      The Company is authorized to issue 117,000,000 shares of Common Stock, par value $.01 per share, of which 31,253,027 shares were outstanding at September 22,1995. Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of Common Stock voting separately as a class are entitled to elect one-fifth of the members of the Board of Directors. Holders of Common Stock have no preemptive or subscription rights; they are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor (surplus and certain net profits). Cash dividends per share on Common Stock, if paid, must be at least 25% greater than any cash dividend paid at the same time on Class B Stock, and no cash dividend may be paid on Class B Stock unless Common Stock also is paid a cash dividend. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock and holders of Class B Stock are entitled to share equally and ratably in the assets, if any, remaining after payment of all debts and liabilities. These rights may be subject to superior rights of the holders of any series of Preferred Stock that may be issued. All of the shares of Common Stock issued and outstanding at the date of this Prospectus are fully paid and non-assessable.

Class B Stock

      The Company is authorized to issue 3,000,000 shares of Class B Stock, par value $.01 per share, of which 351,733 shares were outstanding at September 22, 1995. Each holder of Class B Stock is entitled to 50 votes for each share held of record on each matter submitted to a vote of stockholders, provided that one-fifth of the members of the Board of Directors are elected by holders of Common Stock voting separately as a class without participation by holders of Class B Stock. Class B Stock is not transferable, except to certain family members and related entities, but Class B Stock is convertible at any time on a share-for-share basis into Common Stock. Holders of Class B Stock have no preemptive or subscription rights. They are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor (surplus and certain net profits), provided that no cash dividends may be paid on Class B Stock unless a per share cash dividend at least 25% greater is paid at the same time on the Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of Class B Stock and holders of Common Stock are entitled to share equally and ratably in the assets, if any, remaining after payment of all debts and liabilities. These rights may be subject to superior rights of the holders of any series of Preferred Stock that may be issued. All of the shares of Class B Stock issued and outstanding at the date of this Prospectus are fully paid and non-assessable.

Preferred Stock

      The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $.01 per share. The Board of Directors is authorized, without further stockholder approval, to establish from time to time one or more series of Preferred Stock and to determine the rights, preferences and privileges of any such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the name, description and number of shares constituting any such series. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and/or conversion rights which could adversely affect the voting power of the holders of Common Stock. As of the date of this Prospectus, no shares of Preferred Stock have been issued.

Transfer Agent and Registrar

      The transfer agent and registrar for the Company's Common Stock is Bank of Boston, Canton, Massachusetts.





                                 LEGAL MATTERS

      Certain legal matters with respect to the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Bryan Cave, LLP.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The expenses estimated to be incurred in connection with the offering, all of which will be borne by the Registrant, are as follows:

Registration Fee.....................................$15,164.52
NASD Filing Fee...................................... 17,500.00
Printing.............................................  5,000.00
Legal Fees and Expenses..............................  3,000.00
(Other than Blue Sky)
Accounting Fees and Expenses.........................  3,000.00
Miscellaneous........................................  6,335.48
                                                      ---------
              Total..................................$50,000.00
                                                     ==========

Item 15.  Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of the State of Delaware provides:

  145. Indemnification of officers, directors, employees and agents; insurance

      (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

      (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      (f) The indemnification and advancement of expenses provided by or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to " serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries, and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Article Twentieth of the Company's Certificate of Incorporation provides:


      TWENTIETH: Liability of Directors

      No director of this Corporation shall have personal liability to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Article V of the Company's Bylaws provides:

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES
AND OTHER CORPORATE AGENTS

      To the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify and hold harmless against all expenses, liability and loss (including without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by each person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation and whether civil, criminal, administrative, investigative or otherwise (any such action, suit, or proceeding being hereinafter in this Article referred to as a "proceeding"), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation (any such person being hereafter in this Article referred to as an "indemnifiable party"). The right of indemnification conferred by this Article shall be a contract right. Where required by law, the indemnification provided for in this Article shall be made only as authorized in the specific case upon a determination, in the manner provided by law, that the indemnification of the indemnifiable party is proper in the circumstances. The Corporation shall advance the indemnifiable parties expenses incurred in defending any proceeding prior to the final disposition thereof subject to the receipt of such undertakings from such indemnifiable party as shall be required by the applicable law. This Article shall create a right of indemnification for each such indemnifiable party whether or not the proceeding to which the indemnification relates arose in whole or in part prior to adoption of this Article (or the adoption of the comparable provisions of the Bylaws of the Corporation's predecessor corporation) and, in the event of the death of an indemnifiable party, such right shall extend to such indemnifiable party's heirs and legal representatives.

      If a claim under this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the indemnifiable party may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the indemnifiable party shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the indemnifiable party has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law nor an actual determination by the Corporation (including its Board Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      The right of indemnification hereby given shall not be exclusive of any right such indemnifiable party may have, whether by law or under any agreement, insurance policy, vote of the Board of Directors or stockholders, or otherwise.

      The Corporation shall have power to purchase and maintain insurance on behalf of any indemnifiable party against any liability asserted against or incurred by the indemnifiable party in such capacity or arising out of the indemnifiable party's status as such whether or not the Corporation would have the power to indemnify the indemnifiable party against such liability.
                                                      * * * *

      The stockholders of the Company have approved, and the Company has entered into, written agreements with each of its directors and executive officers which provide them with contractual indemnification to the fullest extent permitted by Delaware law.

Item 16.  Exhibits

5    Opinion of Bryan Cave, LLP
23.3 Consent of Bryan Cave, LLP--included as part of the opinion as Exhibit 5.
23.4 Consent of Price Waterhouse, LLP
24   Power of Attorney--included in Part II.

Item 17.  Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

             (i)      Not applicable.

             (ii)     Not applicable.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4)    Not applicable.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 25, 1995.

                               WESTWOOD ONE, INC.


                               By: /s/FARID SULEMAN
                                   -----------------------
                                   (Farid Suleman)
                                   Chief Financial Officer


                               POWER OF ATTORNEY

      Each person whose signature appears below appoints each of Mel Karmazin, Farid Suleman and Gary J. Yusko, his agent and attorney in fact, with full power of substitution, to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments) to this Registration Statement to which this power of attorney is attached.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                               Title                              Date
Principal Executive Officer:

/s/MEL A. KARMAZIN                                Director, President and            September 25, 1995
- -------------------                               Chief Executive Officer
Mel A. Karmazin

Principal Financial Officer and
    Chief Accounting Officer:

/s/FARID SULEMAN                                  Director, Secretary and            September 25, 1995
- -----------------                                 Chief Financial Officer
Farid Suleman

Additional Directors:

/s/NORMAN J. PATTIZ                               Chairman of the Board              September 25, 1995
- -------------------                                     of Directors
Norman J. Pattiz


- -----------------                                 Director
David L. Dennis


/s/GERALD GREENBERG                               Director                           September 25, 1995
- --------------------
Gerald Greenberg

/s/STEVE LERMAN                                   Director                           September 25, 1995
- -----------------
Steve Lerman

/s/PAUL G. KRASNOW                                Director                           September 25, 1995
- ------------------
Paul G. Krasnow

/s/ARTHUR E. LEVINE                               Director                           September 25, 1995
- -------------------
Arthur E. Levine

- -----------------                                 Director
Joseph B. Smith